SCHEDULE 14A

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MiMedx Group, Inc.

(Name of Registrant as Specified In Its Charter)

Parker H. Petit

David J. Furstenberg

Shawn P. George

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On May 1, 2019, at approximately 7:00 PM ET, Parker H. "Pete" Petit publicized an article (the “Article”) to shareholders of MiMedx Group, Inc. through the website, MiMedxBoardProxy.com. A copy of the Article is attached herewith as Exhibit 1.

Exhibit 1

AUDIT COMMITTEE INVESTIGATION

May 1, 2019

I want to clear up false impressions about former MiMedx executive management that have been created by the Company’s communications.  As you know, in February of 2018, MiMedx announced that it intended to restate its revenues for the years 2012-2016, and that its financials for those years could no longer be relied upon.  Executive management disagreed with that decision.  The Board later announced that four top managers – myself, President and COO, Bill Taylor, CFO, Mike Senken, and Controller, John Cranston – had been terminated “for cause,” and that the company might seek to recoup incentive compensation that it had paid us during that period.

 These announcements have created the false impression that I and the other former executives committed some kind of malfeasance at the company, particularly in connection with the company’s accounting practices.  Nothing could be further from the truth.  The company has never given us the details of why we were terminated “for cause” or shown us anything that would justify a “for cause” determination.  I can assure you that I did not engage in fraud or any other violation of the law, nor did the other executives.

 If the company’s revenues were accounted for incorrectly, then ultimate responsibility for that shortcoming lies squarely with the Audit Committee (Dewberry, Evans and Blesser) of the Board of Directors of MiMedx.  The Audit Committee’s charter requires it to “oversee and monitor the activities of Company management and outside auditors with respect to the Company’s financial and accounting reporting processes.”  To ensure that the Committee has the expertise to do that, the law requires that at least one of its members understand generally accepted accounting principles (GAAP) and how those principles apply to estimates, accruals, and reserves.  Terry Dewberry has filled that role on the Committee since at least 2010 and continues to do so.  Despite his obligation to understand GAAP, Mr. Dewberry did not keep himself, the Audit Committee or management informed about SEC’s interpretation of relatively new GAAP revenue-recognition rules, such as SAB 13, and their potential impact on MiMedx’s accounting practices.

 To ensure that the Audit Committee has all necessary information to oversee the company’s accounting function, its charter gives it “unrestricted access to all internal and external Company information and to any officer, director, and employee of the Company.”  Management proactively informed the Audit Committee on a regular basis about the timing and quantity of distributor orders, accounts receivable and its aging or DSOs.  And to the extent Mr. Dewberry or the Committee desired any additional information relating to sales, revenues, estimates, accruals, or reserves, all they had to do was ask, and management would have provided it.

The Audit Committee’s charter also requires it to “review the proposed scope and plan of the annual audits of the financial statements and internal control over financial reporting.”  This requirement is meant to ensure that proposed audits are thoroughly reviewed, well-planned, reasonable in scope, and completed in a timely fashion.  A well-planned audit requires an agreed-upon schedule and budget.  Executive managers should be briefed on their responsibilities in connection with the audit and given any necessary training to ensure they understand those responsibilities.  No such schedule, budget, briefings or trainings was ever provided by the Audit Committee.

 MiMedx’s decision to restate revenues for 2012 to 2016 came as a complete surprise to management who had not previously been told of any unresolved accounting problems.  On the contrary, from the time MiMedx went public in 2008 through fiscal year 2016, its outside accountant was Cherry Bekaert -- the fifteenth largest accounting firm in the United States with many clients in the healthcare and medical device industries.  At the close of each fiscal year during that period, Cherry Bekaert issued unqualified audit reports on MiMedx’s financial statements and its system of internal controls over financial reporting.  KPMG reviewed the same information as Cherry Bekaert and disagreed with Cherry Bekaert’s opinions on certain matters.  That is the basis for the restatement.  Also, to our knowledge, there are no allegations that the Company did not collect virtually every dollar it reported as revenue, and, in addition, there were significant “sales returns and allowances” reserves and “bad debt” reserves accrued.  Those are very important facts in arbitrating various auditors “opinions” on revenue recognition.

 Moreover, in December 2016, management informed the Audit Committee that two MiMedx employees who had been terminated for violating their non-compete agreements had made allegations of improper revenue recognition and “channel stuffing.”  The Audit Committee worked closely with outside counsel and its external auditors to conduct an extensive internal investigation of these allegations.  At the conclusion of that investigation, the Audit Committee made no adverse findings with respect to me or other top managers and did not announce any restatement of earnings or a need for any new accounting controls.  I personally believe that this investigation was thorough and accurate.

 In the spring of 2017, the Audit Committee decided the Company should engage one of the big four accounting firms, and Ernst & Young (“EY”) was retained with the Audit Committee’s approval.  In announcing the decision to retain EY, MiMedx made clear that there were no disagreements with Cherry Bekaert on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures.  After completing the third quarter review in October 2017, EY made a presentation to the Board, following which management was given no indication by the Audit Committee or EY of any concerns about revenue recognition.  In fact, EY was quite complimentary of the Company’s accounting practices and results.

 In September 2017, a group of short sellers and by Marc Cohodes began publicly alleging that the executives were pushing sales management to inflate sales artificially at the end of each quarter.  The Company rebutted those allegations with the results of the Audit Committee investigation.

Mr. Cohodes then ramped up his attacks through various bloggers—e.g., “Viceroy” and “Aurelius.”  The attacks continued on social media and print media “friendly” to Cohodes.  Also, there was a publication of an email written by one or more persons falsely claiming to be an anonymous MiMedx employee.  From that point on, it appears that Mr. Cohodes and his cohort engaged in an illegal short-and-distort campaign by repeatedly publishing unfounded allegations aimed at damaging the Company and by sending those communications to various groups and by manipulating market trading activity in conjunction with their publications.  This belief of illegal short selling comes from my meeting with federal regulators that included Bill Taylor and Lexi Haden, General Counsel.

 I was concerned that these short seller allegations might delay EY’s completion of the FY 2017 audit and voiced those concerns to the EY audit partner in November 2017.  I was told, essentially, not to worry because EY was used to this kind of “stuff.”  I replied that I expected Cohodes to send EY a threatening letter, and I suggested that EY get with Mr. Dewberry and discuss this issue with their New York executives.

 As I had predicted, Mr. Cohodes did, in fact, send EY a lengthy threatening letter in February of 2018.  EY announced to the Audit Committee and the Board that it would not complete the 2017 audit absent a renewed investigation of Cohodes allegations.

 The Audit Committee then publicly announced its decision to engage independent legal and accounting advisors to conduct an internal investigation into current and prior-period allegations regarding certain sales and distribution practices at the company.  It promised in a press release “to complete this investigation in as timely a manner as possible.”  As you know, the Committee did not keep that promise.  It has been over a year, and the Audit Committee has yet to announce any findings from the investigation.  The FY 2017 audit still has not been completed, and the 2012-2016 financials still have not been restated.  EY has resigned from its audit obligations.  The company’s stock has been delisted from NASDAQ and its share price has suffered a dramatic decline.  What has the Audit Committee actually accomplished over the past year?

I believe the Audit Committee recommended dismissing the four top executives of one of the fastest-growing companies in America in order to deflect government scrutiny from their own shortcomings.  It appears the Committee has been advised that the “standard playbook” for boards of directors seeking to placate government investigators is to conduct an internal investigation, identify individual “wrongdoers,” dismiss them, enact other “remedial” measures, and then declare that there is nothing more the government needs to do.  The Audit Committee’s desire to protect itself overwhelmed its business judgment and led it to recommend actions that were unwarranted, unnecessary, made no business sense, and badly damaged the Company.  The Committee's decision was also self-interested inasmuch as it created opportunities for certain committee members and other managers to take on elevated roles.

Also, executive management believes that the development and acceptance of the KPMG “opinion” on restatement was pushed by the Audit Committee for their own personal reasons in June, 2018.  Very specifically, to deflect any concerns over revenue recognition to executive management rather than the Audit Committee.  Once that recommendation was accepted by the Board, then they could point to “for cause” terminations of certain financial managers and later executive management.  Thus, a “takeover” began of the Board and Company by a few inexperienced Board members using the investigation as a manipulative tool.  The subsequent business decisions have been disastrous and very damaging to the Company and its shareholders.

Had our Audit Committee taken the very logical approach to the allegations that Hain Celestial took, this process could be complete by now at a fraction of the estimated cost of all aspects of $70 million.  Hain did not turn company control over to their auditors and lawyers and, consequently, they completed an efficient and effective process that quickly satisfied the SEC.  Hain’s annual revenues are eight times those of MiMedx, and they spent only $42 million.

I hope this clarifies certain recent events at MiMedx and helps put them into the proper perspective.

“Pete” Petit

Legend

Parker H. "Pete" Petit ("Mr. Petit"), David J. Furstenberg, and Shawn P. George (collectively, the "Participants") intend to file with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of MiMedx Group, Inc. (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company's shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the Schedule 14A filed by Mr. Petit with the SEC on April 11, 2019. This document is available free of charge from the sources indicated above.